Exhibit 10.1

Transition Agreement and Release

This TRANSITION AGREEMENT AND RELEASE (this “Agreement”) is made this 19th day of July, 2021 (the “Effective Date”) by and between Ralph Nicoletti (the “Employee”) and CPG International LLC, a Delaware limited liability company doing business as The AZEK Company Inc., located at 1330 W Fulton Street, #350, Chicago, Illinois 60607 (the “Company”).  Any term used and not defined herein has the meaning set forth in the Employment Agreement between the Employee and the Company, dated December 21, 2018 (the “Employment Agreement”).

WHEREAS, the Employee’s employment with the Company will be terminated pursuant to a mutually agreed separation effective as of August 16, 2021 (the “Separation Date”);

WHEREAS, the Employee has agreed to remain employed by the Company and the Company has agreed to continue to employ the Employee, pursuant to the terms of this Agreement, until the Separation Date; and

WHEREAS, the Employee has agreed to provide consulting services following the Separation Date and the Company has agreed to engage the Employee to perform such consulting services, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1.Transition of Employment.

(a)Transition Period. As of the Effective Date, the Employee shall remain in the position of Chief Financial Officer (“CFO”) of the Company and will serve in that role until the Separation Date (such period, the “Transition Period”) unless earlier terminated in accordance with this Agreement.  Effective as of the Separation Date, the Employee’s employment with the Company shall terminate.

(b)Duties. During the Transition Period, the Employee shall continue to perform the duties outlined under Section 1 of the Employment Agreement.

(c)Prior Positions and Responsibilities. Upon the Separation Date, the Employee hereby resigns from his role as CFO and from any role the Employee has as a director, officer or employee of the Company or its affiliates, except as otherwise provided under this Agreement. The Employee agrees that nothing in this Agreement shall constitute Good Reason for purposes of his Employment Agreement.

(d)Compensation During Transition Period.

i.Base Salary. Through the Separation Date, the Employee shall continue to be paid his annual base salary, at the current rate of $520,000 per year (pro-rated for any partial years).

ii.Benefits. Through the Separation Date, the Employee will continue to be eligible to participate in benefit programs as set forth in Section 3 of the Employment Agreement.

(e)	Early Termination.

i.Termination without Cause. If, prior to the Separation Date, the Employee’s service under this Agreement is terminated by the Company without Cause, the Employee will be entitled to the separation payments set out in Section 3 of this Agreement as though his employment continued through the Separation Date.

ii.Termination for Cause or Resignation. If, prior to the Separation Date, the Employee’s service hereunder is terminated (1) by the Company for Cause or (2) by the Employee for any reason, the Employee shall not be entitled to any further compensation under this Agreement or the Employment Agreement, other than pursuant to Section 3(a).

2.Consulting Period.

(a)Consulting Period. Effective as of the Separation Date, the Employee shall commence providing consulting services to the Company as adviser to the successor CFO and will serve in that role until September 30, 2021 (such period, the “Consulting Period”), unless earlier terminated in accordance with this Agreement.

(b)Duties. During the Consulting Period, the Employee shall be available for consultation with the successor CFO as requested by the Company and will dedicate up to twenty (20) hours a week to providing such services as and to the extent requested by the Company’s management.

(c)Compensation During Consulting Period.

i.Consulting Fee. During the Consulting Period, the Employee shall be paid a consulting fee equal to $21,667 per month (pro-rated for any partial months) (the “Consulting Fee”).

ii.Annual Bonus. The Employee will be eligible to receive an annual incentive bonus for fiscal year 2021 in accordance with the Employment Agreement and the Company’s Management Incentive Plan, subject to the release set forth in Section 6 becoming irrevocable following the Separation Date in accordance with Section 8. Such incentive bonus shall be pro-rated based on the Employee’s actual service during fiscal year 2021 through the Consulting Period and payment shall occur at the same time as for other employees of the Company (and no later than December 31, 2021) and based on the Company’s actual performance results. Any individual performance of the Employee will be assessed based on the actual individual achievement and contributions made by the Employee during fiscal year 2021 and will be consistent with past practice and with those assessments of other similarly situated employees.

iii.Benefits. Following the Separation Date, the Employee will not be eligible to participate in the Company’s benefit programs.

(d)Independent Contractor Status.  In performing the consulting services pursuant to this Agreement during the Consulting Period the Employee will be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any of its affiliates. The Employee shall be solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee.

(e)	Early Termination.

i.Termination for Cause or Resignation. If, prior to the end of the Consulting Period, the Employee’s service hereunder is terminated (1) by the Company for Cause or (2) by the Employee for any reason, the Employee shall not be entitled to any further compensation under this Agreement (including the Consulting Fee), other than pursuant to Section 3(a).

3.Separation Payments.

(a)Accrued Amounts.  The Company shall pay the Employee all Base Compensation, expense reimbursements to which the Employee is entitled and accrued but unused vacation in each case earned and unpaid through the Separation Date in a lump sum as soon as reasonably practicable, but no later than sixty (60) days, following the Separation Date.

(b)Award Vesting.  Subject to (1) the release set forth in Section 6 becoming Irrevocable following the Separation Date in accordance with Section 8, (2) the Employee’s continued employment in good standing and in accordance with Section 1(a)-(b) through the Separation Date, (3) the Employee’s continued service in good standing and in accordance with Section 2(a)-(b) through the end of the Consulting Period and (4) the Employee’s continued compliance with the restrictive covenants set forth in Section 5 through the applicable vesting dates, if applicable:

i.IPO Cash Award.  The Employee’s unpaid portion of the cash award pursuant to the IPO Cash Award Agreement with the Company dated June 16, 2020 shall remain outstanding and shall vest on the earlier of: (A) the applicable vesting dates as though the Employee had remained employed through such applicable vesting dates; or (B) the commencement of the Consulting Period.

ii.Profits Interests Conversion Awards.  Unvested portions of awards of restricted stock pursuant to the Replacement Award for AOT Building Products, L.P. Profits Interests between the Company and the Employee and nonqualified stock options pursuant to the Option Award for AOT Building Products, L.P. Profits Interests between the Company and the Employee, in each case that are subject solely to time-based vesting conditions shall continue to vest on the applicable vesting dates as through the Employee had remained employed through such applicable vesting dates.  Vested stock options shall remain exercisable for a period of ten (10) years from the Date of Grant, the original Expiration Date noted in each applicable award agreement.

iii.December 2020 PSU Awards.  Unvested performance-based restricted stock units granted to the Employee on December 4, 2020 shall vest on a pro rata basis based on the Employee’s length of service through the Consulting Period and actual performance achieved, as determined by the Company in the ordinary course following the end of the performance period.

iv.December 2020 RSU and Option Awards.  Unvested time-based restricted stock units and stock options granted to the Employee on December 4, 2020 shall continue to vest on the applicable vesting dates as though the Employee had remained employed through such applicable vesting dates and shall otherwise be subject to the terms set forth in such award agreements (including, without limitation, settlement terms applicable to such restricted stock units). Any vested stock options shall remain exercisable for a period of ten (10) years from the Date of Grant, the original Expiration Date noted in each applicable award agreement.

v.For clarity, the outstanding equity awards subject to vesting pursuant to Section 3(b)(ii)-(iv) shall be as set forth on Exhibit A, which is attached hereto and deemed to be a part of this Agreement.

4.Return of Company Property.  Pursuant to Section 8 of the Employment Agreement and with the exception of Employee’s iPad which he is permitted to retain, the Employee has returned to the Company all items of property in his possession and owned by the Company, including as applicable, but not limited to:  a laptop computer, cellular phone, keys, access cards, passwords and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans and other documents, including electronically stored information, as well as any other equipment or tools purchased by the Employee and for which he has been reimbursed by the Company or has been provided by the Company. These items are to be returned in good condition. The Employee shall search the Employee’s electronic devices, device back-ups, residence, and automobile and agrees that by signing the below, the Employee has disclosed all Company property in the Employee’s possession or control and returned such property as directed by the Company.

5.Employee Covenants.

(a)Confidentiality and Post-Employment Restrictions.  The Employee hereby acknowledges his obligations to comply with the confidentiality, assignment of intellectual property, post-employment restrictions and non-disparagement provisions under Sections 5, 6, 7 and 21 of the Employment Agreement and to maintain and respect the confidentiality of proprietary and confidential information to which he had access during his employment.  The Employee previously acknowledged his understanding of these obligations during his employment by his signature of the Employment Agreement.

(b)Trade Secrets. The Employee understands that, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)Additional Post-Employment Restrictions.  In addition to the covenants set forth in the Employment  Agreement, the Employee also agrees, in consideration of the payments provided under this Agreement, that he will not work in any full-time position as a chief financial officer of any public company prior to the vesting and settlement of all of his outstanding, unvested equity awards pursuant to Section 3(b).

6.Release.

(a)In exchange for the consideration provided hereunder which the Employee is not already entitled to receive, the Employee hereby fully and forever releases and discharges the Company, its successors and assigns and its respective officers, agents and employees, together with any and all persons, firms, corporations, affiliates, and subsidiaries, who are or may be liable (together, the “Released Parties”), from any and all claims, demands, judgments, damages, expenses, actions, and cause of action including, but not limited to:

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Older Workers Benefit Protection Act;

The National Labor Relations Act;

Genetic Information Nondiscrimination Act of 2008;

The Age Discrimination in Employment Act of 1967, as amended;

Pennsylvania Human Relations Act;

Pennsylvania Wage Payment and Collection Law;

The Ohio Civil Rights Acts;

The Occupational Safety and Health Act, as amended;

The Equal Pay Act of 1963;

The Family Medical Leave Act, as amended;

Any other federal, state or local civil or human rights law or any other local or state public policy, contract, tort, or common law; or

Any allegation of wrongful discharge, gender discrimination, or disability discrimination, in any way related to or arising out of the Employee’s employment with the Company or the termination thereof by the Company.

(b)The Employee's released claims also include any claim he has or might have for payments of compensation, benefits or severance pay, other than those payments stated in this Agreement, and any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in the Employee’s favor as of the applicable Execution Date (as defined below).  If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding or action involving claims released in this Agreement, the Employee agrees that he will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. Notwithstanding the foregoing, nothing in this Agreement (including, without limitation, Section 5 and this Section 6) prevents the Employee from providing truthful information to governmental or regulatory bodies, including disclosures under the whistleblower provisions of federal law or regulation.

(c)The Employee further represents and warrants that the Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has the Employee assigned, pledged or hypothecated as of the applicable Execution Date any claim to any person and no other person has an interest in the claims that he is releasing.

(d)The Employee has certain rights that are not released by signing this Agreement.  The foregoing release does not affect the following:  any rights or claims that may arise after the applicable Execution Date, the Employee's right to enforce the Company's obligations under this Agreement; the Employee's right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; the Employee's right to participate in or cooperate with any such charge or complaint procedure; the Employee's right to challenge the validity of this Agreement; and any right that cannot be waived as a matter of law.  Any other claim the Employee has or might have is, however, released by this Agreement.

7.Choice of Law.  This Agreement is to be governed by and enforced according to the laws of the State of Illinois (excepting any choice of law provision that would otherwise apply the law of another jurisdiction), and any applicable federal law.

8.Review and Revocation.

(a)In order to receive the payments set forth in Section 3(b), the Employee shall execute this Agreement (i) on the Effective Date; and (ii) within twenty-one (21) days following the Separation Date or, if applicable, earlier termination date (each date the Employee executes this Agreement, an “Execution Date”).

(b)The Employee acknowledges that he has been given a full and fair opportunity to review this Agreement, that he has read this Agreement in its entirety, is hereby advised to consult with an attorney before executing this Agreement, and has been allowed up to twenty-one (21) days to consider whether to accept this Agreement.  The Employee acknowledges that the Employee is signing this Agreement voluntarily and of the Employee’s own free will, and with full knowledge of the nature and consequences of its terms.

(c)The Employee understands that the Employee may change the Employee’s mind and revoke this Agreement at any time during the seven (7) days after each Execution Date, provided the Employee does so in writing received by Sandra Lamartine prior to 5:30 p.m. central on the seventh (7th) day after the applicable Execution Date. Thereafter, provided Employee has not revoked this Agreement by such time, this agreement will be considered “Irrevocable.” In the event that the Employee revokes the Agreement following the Effective Date in accordance with this Section 8(c), none of the provisions of this Agreement will have any effect. In the event that the Employee revokes the Agreement following the Separation Date in accordance with this Section 8(c), Section 6 of this Agreement will have not have any effect with respect to claims arising following the Effective Date and the Employee shall not be entitled to any of the benefits set forth under Section 3(b).

9.Miscellaneous.

(a)The parties declare that each has carefully read this Agreement, understands its terms, and agrees to it for the purpose of making a full and final adjustment and resolution of the matters contained herein.

(b)Each party expressly understands and agrees that this Agreement and Release is in full settlement and satisfaction of any disputed claims; and that payment of the consideration given in this Agreement is not to be construed as an admission of liability by the Company, by whom liability is expressly denied, and that this Agreement should under no circumstances be construed as an admission of liability under any state or federal law.

(c)This Agreement and the Employment Agreement constitute and contain the entire agreement and understanding between the parties, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by the Company and the Employee. For the avoidance of doubt, in the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Employment Agreement or any award agreement granted to the Employee by the Company, the provisions of this Agreement will control.

(d)It is the parties’ intent that the payments and benefits provided under this Agreement either be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with Section 409A to the extent subject thereto, and this Agreement will be interpreted accordingly.  Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.

(e)All amounts paid to Employee under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. Employee shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder during the Consulting Period and thereafter.

(f)In the event of Employee’s death, all payments and awards contemplated under this Agreement shall continue to be paid and vest, as applicable, on the applicable payment or vesting dates as set forth herein for the benefit of Employee’s beneficiaries.

(g)This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

Company: THE AZEK COMPANY INC.

By:	/s/ Paul Kardish
	Name:	Paul Kardish
	Title:	Chief Legal Officer and Senior Vice President

Employee:

By:	/s/ Ralph Nicoletti
	Name:	Ralph Nicoletti

Exhibit A

[Intentionally omitted]